JELD-WEN, Inc. 2645 Silver Crescent Drive, Charlotte, NC 28273 USA www.jeld-wen.com JELD-WEN Appoints Michael F. Hilton to Board of Directors FOR IMMEDIATE RELEASE Charlotte, N.C., August 7, 2023 – JELD-WEN Holding, Inc. (NYSE: JELD), a leading global manufacturer of building products, today announced it has appointed Michael F. Hilton to its board of directors, effective August 3, 2023. His appointment expands the company’s board to 10 members, eight of whom are independent. “As a former CEO for a publicly traded global manufacturing company, Mike brings extensive leadership, operations and strategy development expertise, and we are excited to welcome him to the board,” said David G. Nord, JELD-WEN’s board chair. “Mike’s distinguished career in manufacturing and strong board experience will be instrumental to JELD-WEN as we continue to transform the company to deliver more profitable growth and unlock its full potential.” Hilton was president and CEO of Nordson Corporation, an engineering and manufacturing company, from 2010 until his retirement in 2019. Prior to Nordson, he spent 34 years at Air Products and Chemicals, Inc., ultimately serving as senior vice president and general manager for the Electronics and Performance Materials Segment. Hilton currently serves on the board of directors of three publicly traded companies: Ryder System, Inc., Lincoln Electric and Regal Rexnord Corporation. He earned a bachelor’s degree in chemical engineering and an MBA from Lehigh University. ### About JELD-WEN Holding, Inc. JELD-WEN is a leading global designer, manufacturer and distributor of high-performance interior and exterior doors, windows, and related building products serving the new construction and repair and remodeling sectors. Headquartered in Charlotte, N.C., the company operates facilities in 16 countries in North America and Europe and employs approximately 18,000 people. Since 1960, the JELD-WEN team has been committed to making quality products that create safe and sustainable environments for customers, associates and local communities. The JELD-WEN family of brands includes JELD-WEN® worldwide; LaCantina™ and VPI™ in North America; and Swedoor® and DANA® in Europe. For more information, visit jeld-wen.com. Media Contact: JELD-WEN Holding, Inc. Colleen Penhall Vice President, Corporate Communications 980-322-2681 cpenhall@jeldwen.com Investor Relations Contact: James Armstrong Vice President, Investor Relations 704-378-5731 jarmstrong@jeldwen.com Exhibit 99.1